Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Third Quarter 2009

~ Updates Full Year 2009 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – November 5, 2009 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 41.5% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the third fiscal quarter ended October 1, 2009.

Total revenue for the third quarter of 2009 decreased 11.1% to $95.7 million from $107.7 million for the comparable quarter last year. Advertising revenue for the third quarter of 2009 was $88.3 million, a decrease of 12.0% compared to $100.3 million for the comparable quarter last year as an increase in national inventory utilization was more than offset by a decrease in theatre attendance and CPMs. Meetings and Events revenue increased 1.4% to $7.4 million in the third quarter of 2009 compared to $7.3 million for the comparable quarter last year. Adjusted OIBDA decreased 16.5% to $51.8 million for the third quarter 2009 from $62.0 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue decreased to 54.1% in the current quarter from 57.6% in the third quarter of 2008. Net income for the third quarter of 2009 was $6.6 million, or $0.16 per diluted share, compared to a net income of $10.9 million, or $0.26 per diluted share for the comparable quarter last year.

For the nine months ended October 1, 2009, total revenue increased 1.9% to $262.1 million compared to $257.1 million for the comparable period last year. Adjusted OIBDA decreased 1.2% to $124.0 million for the nine months ended October 1, 2009 from $125.5 million for the comparable nine month period last year. Adjusted OIBDA as a percentage of total revenue decreased to 47.3% for the nine months ended October 1, 2009 from 48.8% in the nine months ended September 25, 2008. Net income for the nine months ended October 1, 2009 was $14.9 million, or $0.35 per diluted share, compared to net income of $14.8 million for the period last year, or $0.35 per diluted share.

The Company announced today that its Board of Directors has authorized the Company’s third quarter cash dividend of $0.16 per share of common stock. The dividend will be paid on December 3, 2009, to stockholders of record on November 19, 2009. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

Commenting on the Company’s third quarter results, Kurt Hall, NCM’s Chairman and CEO said, “I am very pleased that our business in 2009 continues to outperform the broader media marketplace. The decrease in third quarter total revenue primarily related to the timing of advertising client expenditures this year versus 2008 as our nine month advertising revenue exceeded last year by 4.4% excluding a 17.2% decrease in beverage advertising purchased by our

Founding Members.” Mr. Hall concluded “While we have made great progress broadening our client base, there are still thousands of brands that have not yet made cinema a part of their marketing mix. With the continued expansion of our digital network we are well positioned to better compete in the national media marketplace and expand our Fathom events business as the economy recovers.”

Supplemental Information

Payments made by AMC to NCM LLC pursuant to the Loews screen integration agreement were $0.0 million, $0.1 million (Star Theatres), $0.4 million and $4.4 million for the quarter ended October 1, 2009, the nine months ended October 1, 2009, the quarter ended September 25, 2008 and the nine months ended September 25, 2008, respectively. The payments made by Regal associated with Consolidated Theatres payments were $0.9 million, $2.0 million, $1.1 million and $1.6 million for the quarter ended October 1, 2009, the nine months ended October 1, 2009, the quarter ended September 25, 2008 and the nine months ended September 25, 2008, respectively. These amounts are recorded directly to the balance sheet and are not included in operating results.

2009 Outlook

The Company expects full year 2009 total revenue to be in the range of $363.0 million to $368.0 million and Adjusted OIBDA to be $177.0 to $182.0 million.

This outlook for fiscal 2009 does not reflect any potential make-goods being generated.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (877) 407-9039 or for international participants (201) 689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 19, 2009, by dialing (877) 660-6853 or for international participants (201) 612-7415, and entering account 3055 and conference ID 336669.

About National CineMedia, Inc.

NCM LLC operates the largest digital in-theatre network in North America through long-term agreements with its founding members, AMC Entertainment Inc., Cinemark Holdings Inc. (NYSE: CNK) and Regal Entertainment Group (NYSE: RGC), the three largest theatre operators in the U.S., and through multi-year agreements with several other theatre operators. NCM LLC produces and distributes its FirstLook pre feature program; cinema, lobby and online advertising products; comprehensive meeting and event services and other entertainment programming content. NCM LLC’s national network includes approximately 16,800 screens of which approximately 15,400 are part of the company’s Digital Content Network (DCN). NCM LLC’s network covers 171 Designated Market Areas® (49 of the top 50). During 2008, approximately 660 million patrons attended movies shown in theatres currently included in the network (excluding Regal Consolidated Theatres). National CineMedia, Inc. (NASDAQ: NCMI) owns a 41.5% interest in and is the managing member of NCM LLC. To learn more about National CineMedia Inc., please visit the Company’s website at www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:

David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended October 1, 2009	Quarter Ended September 25, 2008
REVENUE:
Advertising (including revenue from founding members of $8.6 and $11.7 million, respectively)	$88.3	$100.3
Meetings and Events	7.4	7.3
Other	—	0.1

Total	95.7	107.7

OPERATING EXPENSES:
Advertising operating costs	4.9	5.7
Meetings and Events operating costs	4.6	4.8
Network costs	4.7	4.5
Theatre access fees—founding members	12.7	13.5
Selling and marketing costs	12.7	11.8
Administrative costs	5.8	6.3
Severance plan costs	—	0.1
Depreciation and amortization	4.0	3.8

Total	49.4	50.5

OPERATING INCOME	46.3	57.2

Interest Expense and Other, Net
Borrowings	11.7	12.3
Change in derivative fair value	2.4	(2.1)
Accretion of interest on the discounted payable to founding members under tax sharing agreement	3.0	2.8
Interest income and other	(1.8)	(0.1)

Total	15.3	12.9

Equity in losses from investment	0.4	—

INCOME BEFORE INCOME TAXES	30.6	44.3
Provision for Income Taxes	12.3	16.3

CONSOLIDATED NET INCOME	18.3	28.0

Less: Net Income Attributable to Noncontrolling Interests, net of tax borne by founding members	11.7	17.1

NET INCOME ATTRIBUTABLE TO NCM, INC.	$6.6	$10.9

EARNINGS PER SHARE:
Basic	$0.16	$0.26
Diluted	$0.16	$0.26

NATIONAL CINEMEDIA, INC.

Statement of Operations

Unaudited

($ in millions, except per share data)

	Nine Months Ended October 1, 2009	Nine Months Ended September 25, 2008
REVENUE:
Advertising (including revenue from founding members of $26.9 and $32.5 million, respectively)	$231.8	$228.8
Meetings and Events	30.2	28.2
Other	0.1	0.1

Total	262.1	257.1

EXPENSES:
Advertising operating costs	13.9	12.2
Meetings and Events operating costs	19.2	18.4
Network costs	13.9	12.5
Theatre access fees—founding members	39.1	37.1
Selling and marketing costs	36.8	35.3
Administrative and other costs	19.3	18.7
Severance plan costs	—	0.4
Depreciation and amortization	11.4	8.5

Total	153.6	143.1

OPERATING INCOME	108.5	114.0

Interest Expense and Other, Net
Borrowings	35.6	38.3
Change in derivative fair value	(4.0)	(2.1)
Accretion of interest on the discounted payable to founding members under tax sharing agreement	9.3	8.5
Interest income and other	(2.0)	(0.7)

Total	38.9	44.0

Equity in losses from investment	0.4	—

INCOME BEFORE INCOME TAXES	69.2	70.0
Provision for Income Taxes	26.3	27.5

CONSOLIDATED NET INCOME	42.9	42.5
Less: Net Income Attributable to Noncontrolling Interests, net of tax borne by founding members	28.0	27.7

NET INCOME ATTRIBUTABLE TO NCM, INC.	$14.9	$14.8

EARNINGS PER SHARE:
Basic	$0.35	$0.35
Diluted	$0.35	$0.35

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	October 1, 2009	January 1, 2009
Cash, cash equivalents and short-term investments	$87.3	$69.2
Receivables, net	62.6	92.2
Property and equipment, net	24.3	28.0
Total Assets	607.8	609.6
Borrowings	804.4	799.0
Stockholders’ equity/(deficit)	(504.5)	(526.3)
Total Liabilities and Stockholders’ Equity	607.8	609.6

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Nine Months Ended October 1, 2009	Quarter and Nine Months Ended September 25, 2008
Total Screens at Period End (1) (6)	16,805	17,204
Founding Member Screens at Period End (2) (6)	14,476	14,261
Total Digital Screens at Period End (3)	15,395	15,079

	Quarter Ended October 1, 2009	Quarter Ended September 25, 2008	Nine Months Ended October 1, 2009	Nine Months Ended September 25, 2008
Total Attendance for Period (4) (6) (in millions)	157.0	178.8	495.5	477.7
Founding Member Attendance for Period (5) (6) (in millions)	138.8	155.8	433.1	417.8
Capital Expenditures (in millions)	$1.2	$4.6	$5.7	$13.6

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes AMC Loews attendance for all periods prior to June 2008. Excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to March 2009 and Regal Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(in millions, except advertising revenue per attendee and per share data)

	Quarter Ended October 1, 2009	Quarter Ended September 25, 2008	Nine Months Ended October 1, 2009	Nine Months Ended September 25, 2008
Advertising Revenue	$88.3	$100.3	$231.8	$228.8
Total Revenue	95.7	107.7	262.1	257.1
Operating Income	46.3	57.2	108.5	114.0

Total Attendance (1)	157.0	178.8	495.5	477.7
Advertising Revenue / Attendee	$0.56	$0.56	$0.47	$0.48

OIBDA	$50.3	$61.0	$119.9	$122.5
Adjusted OIBDA	51.8	62.0	124.0	125.5
Adjusted OIBDA Margin	54.1%	57.6%	47.3%	48.8%

Earnings Per Share – Basic	$0.16	$0.26	$0.35	$0.35
Earnings Per Share – Diluted	$0.16	$0.26	$0.35	$0.35

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes AMC Loews attendance for all periods prior to June 2008. Excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to March 2009 and Regal Consolidated Theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash severance plan costs, share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash severance plan costs, share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

OIBDA, Adjusted OIBDA and OIBDA margin

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended October 1, 2009	Quarter Ended September 25, 2008	Nine Months Ended October 1, 2009	Nine Months Ended September 25, 2008
Operating income	$46.3	$57.2	$108.5	$114.0
Depreciation and amortization	4.0	3.8	11.4	8.5

OIBDA	50.3	61.0	119.9	122.5
Severance plan costs	—	0.1	—	0.4
Share-based compensation costs (1)	1.5	0.9	4.1	2.6

Adjusted OIBDA	$51.8	$62.0	$124.0	$125.5

Total Revenue	$95.7	$107.7	$262.1	$257.1

Adjusted OIBDA margin	54.1%	57.6%	47.3%	48.8%

Adjusted OIBDA	$51.8	$62.0	$124.0	$125.5
AMC Loews/Regal Consolidated Theatres Payments	0.9	1.5	2.1	6.0

Adjusted OIBDA after AMC Loews/Regal Consolidated Theatres Payments	$52.7	$63.5	$126.1	$131.5

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Year Ending December 31, 2009
	Low	High
Operating Income	$156.1	$160.8
Depreciation and amortization	15.4	15.6

OIBDA	$171.5	$176.4
Share-based compensation costs (1)	5.5	5.6

Adjusted OIBDA	$177.0	$182.0

Total Revenue	$363.0	$368.0